Exhibit (a)(1)(C)

CARDINAL HEALTH, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

DATED JUNE 19, 2009

ELECTION FORM/ NOTICE OF WITHDRAWAL/ CHANGE OF ELECTION FORM

FOR ELIGIBLE EMPLOYEES WORKING IN FRANCE

(the “Election Form”)

Please carefully read this Election Form, which you may use to:

(1) Elect to exchange your Eligible Options;

(2) Withdraw an election you previously made; or

(3) Change an election you previously made.

We have provided you with two identical copies of this Election Form so that you may use one if you wish to withdraw or change a previously submitted election. You may wish to make additional copies of this Election Form for this purpose. Capitalized terms herein have the meaning set forth in the Offer to Exchange.

To properly elect to (1) exchange your Eligible Options, (2) withdraw an election you previously made or (3) change an election you previously made, Cardinal Health, Inc. (“Cardinal Health”) must receive your Election Form before 11:59 p.m., Eastern Time, on the expiration date, which is currently July 17, 2009 (the “Expiration Date”) (or if the Offer is extended, this Election Form must be received before the extended expiration date of the Offer).

You are not required to return this Election Form if you do not wish to participate in the Offer. If Cardinal Health does not receive an Election Form from you before the time the Offer expires, at 11:59 p.m., Eastern Time, on the Expiration Date, we will interpret this as your election not to participate in the Offer, and you will retain all of your outstanding options with their current terms and conditions. We will not contact you to confirm your election not to participate.

If you intend to submit this paper Election Form to (1) exchange your Eligible Options, (2) withdraw an election you previously made or (3) change an election you previously made, you must complete, sign and date a copy of this Election Form and return it to Cardinal Health so that Cardinal Health receives it before the time the Offer expires, at 11:59 p.m., Eastern Time, on the Expiration Date. You may return the Election Form by overnight delivery, mail, fax or email, as described below.

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By Overnight Delivery or Mail. If you use overnight delivery or mail, we recommend that you use a delivery method that can be tracked by the delivery carrier. You may send your properly completed and signed and dated Election Form via overnight delivery or regular mail to:

Cardinal Health

Total Rewards

Attn: Stock Option Exchange Program

7000 Cardinal Place

Dublin, OH 43017

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By Fax or Email. To submit a paper Election Form via fax, you may send the properly completed and signed and dated Election Form to the following fax number: 1-614-553-6233. To submit a paper Election Form via email, you may scan the properly completed and signed and dated Election Form into a pdf or similar file and email it to the following email address: StockOptionExchangeProgram@Cardinalhealth.com.

Your election to (1) exchange your Eligible Options, (2) withdraw an election you previously made or (3) change an election you previously made will be effective only upon receipt by Cardinal Health. You are responsible for making sure that the paper Election Form is received by Cardinal Health before the deadline. You must allow for delivery time based on the method of delivery that you choose to ensure that Cardinal Health receives your Election Form before the time the Offer expires, at 11:59 p.m., Eastern Time, on the Expiration Date. Your Eligible Options will not be considered tendered and you will therefore not be able to exchange your Eligible Options unless and until Cardinal Health receives your properly completed and signed and dated Election Form.

Cardinal Health will confirm receipt of a paper election, withdrawal of election or change of election after receipt. If you do not receive confirmation of receipt of your Election Form from Cardinal Health before the expiration date of the Offer, or if you submit your Election Form less than five business days before the Expiration Date, please telephone or email Stock & Option Solutions, a firm that we have engaged to assist us in administering the Offer, at 1-800-936-5340 (from within the United States or Canada) or at 1-614-808-1620 (from outside the United States or Canada), or via email at StockOptionExchangeProgram@Cardinalhealth.com, before the deadline in order to confirm whether your election, withdrawal of election or change of election has been received.

The latest dated Election Form received by Cardinal Health before the time the Offer expires, at 11:59 p.m., Eastern Time, on the Expiration Date, will control.

If you think the information regarding your Eligible Options set forth on the Election Form is incorrect, or if you have any questions about the Offer, please telephone or email Stock & Option Solutions at 1-800-936-5340 (from within the United States or Canada) or at 1-614-808-1620 (from outside the United States or Canada), or via email at StockOptionExchangeProgram@Cardinalhealth.com.

When submitting this paper Election Form, please return the entire Election Form (pages 1 through 7).

CARDINAL HEALTH, INC.

OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS

ELECTION FORM/ NOTICE OF WITHDRAWAL/ CHANGE OF ELECTION FORM

Agreement to Terms of Election

By signing below, I acknowledge and agree to the following::

I have received and reviewed the Offer to Exchange Certain Outstanding Stock Options for New Stock Options dated June 19, 2009 (the “Offer to Exchange”), this Election Form and the Cardinal Health, Inc. Restricted Share Units Agreement for Awardees Working in France (Under the Cardinal Health, Inc. Stock Option Exchange Program) (the “Agreement”). I have read carefully, understand and agree to be bound by all the terms and conditions of the Offer as described in the Offer to Exchange and the Agreement, including the sections regarding the tax aspects and tax withholding consequences of participating in the Offer. Capitalized terms not defined herein have the meaning set forth in the Offer to Exchange.

I understand that my latest dated election received before expiration of the Offer will constitute a binding agreement between Cardinal Health, Inc. (“Cardinal Health”) and me with respect to my Eligible Options that are accepted for cancellation and exchange by Cardinal Health.

By submitting this election, I elect to exchange or not exchange the Eligible Options indicated. By electing to exchange Eligible Options, I agree that any Eligible Options that I validly elect to exchange, if accepted for cancellation and exchange, will be cancelled and I will lose all my rights to purchase any shares under the exchanged Eligible Options. By electing to exchange my Eligible Options, I also agree that if my election is accepted, my election also constitutes my acceptance of New RSUs granted in exchange therefore and my agreement to the terms and conditions set forth in the Agreement. If I have previously submitted an election to exchange some or all of my Eligible Options and wish to withdraw one or more of my tendered options from the Offer and/or change my election to tender Eligible Options, by submitting this election, I elect to exchange or not exchange the Eligible Options indicated.

I understand that I am not required to tender my Eligible Options for exchange, and participation in the Offer is completely voluntary. If I elect to participate in the Offer, I may elect to tender any or all of my Eligible Options on a grant-by-grant basis. If I do not wish to participate in the Offer, no action is required on my part.

I understand that if I have previously submitted an Election Form and wish to withdraw one or more of my tendered options from the Offer and/or change my election to tender Eligible Options, by signing and dating this Election Form and delivering it to Cardinal Health pursuant to the instructions above, I elect to exchange or not exchange the Eligible Options as listed on the Election Form or else reject the Offer with respect to all my Eligible Options as I have indicated by checking the appropriate box on the Election Form.

I understand that, if I do not elect to exchange some or all of my Eligible Options, I will not receive any New RSUs in exchange for such Eligible Option(s), and will continue to hold the Eligible Options that I do not elect to exchange, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Cardinal Health and me.

Cardinal Health has advised me to consult with my own legal, accounting and tax advisors as to the consequences of participating or not participating in this Offer before making any decision whether to participate.

I understand that participation in the Offer will not be construed as a right to my continued employment or service with Cardinal Health or any of its affiliates for any period, and that my employment or service can be terminated at any time by me or Cardinal Health (or one of Cardinal Health’s affiliates, as applicable), as required under applicable law, in accordance with the terms of my employment with Cardinal Health or any of its affiliates, and without additional severance payments except as otherwise required by law or contract. I understand that participation in the Offer will not alter or affect any provisions of my employment relationship with Cardinal Health or any of its affiliates (other than to the extent that New RSUs replace Eligible Options). I understand that the New RSUs to be granted in the Offer do not create any contractual or other right to receive any other future equity or cash compensation, payments or benefits.

I understand that my right to participate in the Offer will terminate effective as of the date that I am no longer employed with Cardinal Health or an affiliate, as determined by Cardinal Health for purposes of the Offer.

I understand that Cardinal Health, subject to applicable law, may extend or amend the Offer and postpone its acceptance and cancellation of my Eligible Options that I have tendered for exchange. I understand that Cardinal Health may terminate the Offer if any of the conditions specified in Section III.9 of the Offer to Exchange occurs. In such event, I understand that my Eligible Options tendered for exchange but not accepted will remain in effect with their current terms and conditions.

I understand that by accepting the Offer, I explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of my personal data as described in this document by and among, as applicable, Cardinal Health and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing my participation in the Offer and the LTIP.

I have been advised that Cardinal Health and its subsidiaries and affiliates may hold certain personal information about me, including, but not limited to, my name, home address and telephone number, date of birth, identification number, salary, nationality, job title, any shares of stock or directorships held in Cardinal Health, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in my favor, for the purpose of implementing, administering and managing Cardinal Health’s stock and other employee benefit plans and this Offer (“Data”). I have been advised that Data may be transferred to UBS Financial Services Inc., Stock & Option Solutions, Inc. or such other stock plan service provider as may be selected by Cardinal Health in the future that is assisting in the implementation, administration and management of the Offer, that these recipients may be located in my country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than in my country. I have been advised that I may request a list with names and addresses of any potential recipients of the Data by contacting my local human resources representative. I authorize Cardinal Health, UBS Financial Services Inc., Stock & Option Solutions, Inc. and any other possible recipients that may assist Cardinal Health (presently or in the future) with implementing, administering and managing the Offer to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing my participation in Cardinal Health’s stock and other employee benefit plans and this Offer. I have been advised that Data will be held only as long as is necessary to implement, administer and manage my participation in the stock and other employee benefit plans and this Offer. I have been advised that I may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting my local human resources representative in writing. I have been advised that refusing or withdrawing my consent under this paragraph may affect my ability to participate in this Offer.

I understand that my elections and equity award agreements will survive my death or incapacity and will be binding upon my heirs, personal representatives, successors and assigns.

CARDINAL HEALTH DOES NOT VIEW THE CERTIFICATION MADE BY OPTION HOLDERS

THAT THEY HAVE READ THE OFFERING MATERIALS AS A WAIVER OF LIABILITY AND

PROMISES NOT TO ASSERT THAT THE PROVISION CONSTITUTES A WAIVER OF LIABILITY.

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR NEW STOCK OPTIONS DATED JUNE 19, 2009

ELECTION FORM/ NOTICE OF WITHDRAWAL/ CHANGE OF ELECTION FORM

IMPORTANT: For each of your outstanding Eligible Options on this page, please mark the box next to “Exchange” if you wish to exchange the option grant, or mark the box next to “Do Not Exchange” if you do not wish to exchange the option grant and instead wish to retain the option with its current terms. If you do not check either “Exchange” or “Do Not Exchange,” we will interpret this as an election not to exchange the option grant.

When submitting this paper Election Form, please return the entire Election Form (pages 1 through 7).

Eligible Option					Exchange Ratio	New RSUs		Election
Grant ID	Type	Grant Date	Exercise Price	# of Shares Subject to Eligible Option		Type	# of Shares Subject to New RSUs
☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange

☐ Exchange
☐ Do Not Exchange

*Please note that Cardinal Health will not issue any fractional New RSUs. The applicable amounts in the column headed “Number of Shares Subject to New RSUs” will be rounded to the nearest whole share.

Employee Signature	Date

Employee Name Printed	Cardinal Health Office in which Employed

Employee ID	Daytime Telephone Number

Email Address

INSTRUCTIONS AND AGREEMENTS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Defined Terms. All terms used in this Election Form but not defined have the meaning given to them in the Offer to Exchange Certain Outstanding Stock Options for New Stock Options, dated June 19, 2009 (the “Offer to Exchange”). References in this Election Form to “Cardinal Health,” “we,” “us,” “our” and “ours” mean Cardinal Health, Inc. and its affiliates.

2. Expiration Date. The Offer and any rights to exchange your Eligible Options, withdraw an election you previously made or change an election you previously made will expire at 11:59 p.m., Eastern Time, on July 17, 2009 (or on a later date if we extend the Offer) (the “Expiration Date”).

3. Delivery of Election Form. If you intend to tender your Eligible Options under the Offer, you must complete, sign and date a copy of this Election Form and return it to Cardinal Health by overnight delivery, mail, email or fax, so that Cardinal Health receives it before 11:59 p.m., Eastern Time, on the Expiration Date. Any Election Form received after that time will not be accepted.

4. Change of Election. If you tendered some of your Eligible Options, and would like to tender additional Eligible Options for exchange, you must deliver to Cardinal Health a properly completed and signed and dated Election Form, indicating all Eligible Options you wish to tender, including those listed on your original Election Form. In order to change your election, this new Election Form must be signed and dated after your original Election Form, and it must be properly completed. Upon the receipt of a properly filled out, signed and dated paper Election Form, any previously submitted paper Election Form with an earlier date will be disregarded and will be considered replaced in full by the new elections. You will be bound by the latest dated, properly submitted paper Election Form received by Cardinal Health prior to 11:59 p.m., Eastern Time, on the Expiration Date. If the Offer is extended by Cardinal Health beyond that time, you may change or withdraw your election at any time until the extended expiration date of the Offer.

5. Withdrawal of Election. If you tendered some or all of your Eligible Options, and would like to withdraw your tendered Eligible Options, you must deliver to Cardinal Health a properly completed and signed and dated Election Form indicating that you wish to withdraw your election by selecting “Do Not Exchange” for the option grants you wish to withdraw. Withdrawals may not be rescinded, and any Eligible Options withdrawn from the Offer will thereafter be deemed not properly tendered for purposes of the Offer, unless you submit a new Election Form before the Expiration Date by following the procedures described in Instruction 4 above. The tender of your Eligible Options pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Upon the receipt of a properly filled out, signed and dated paper Election Form, any previously submitted paper Election Form with an earlier date will be disregarded and will be considered replaced in full by the new elections. You will be bound by the latest dated, properly submitted paper Election Form received by Cardinal Health prior to 11:59 p.m., Eastern Time, on the Expiration Date. If the Offer is extended by Cardinal Health beyond that time, you may change or withdraw your election at any time until the extended expiration date of the Offer.

6. Signatures on this Election Form. If this Election Form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed and you have not previously notified your local human resources department, please do so immediately. The signature must correspond to your name as reflected in our employment records.

If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person’s full title must be identified on the Election Form, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with this Election Form.

7. Requests for Assistance or Additional Copies. If you have any questions or need assistance, or would like to request additional copies of the Offer to Exchange or this Election Form, please telephone Stock & Option Solutions at 1-800-936-5340 (from within the United States or Canada) or at 1-614-808-1620 (from outside the United States or Canada) or email Stock & Option Solutions at StockOptionExchangeProgram@Cardinalhealth.com. All copies will be furnished promptly at Cardinal Health’s expense.

8. Irregularities. All questions as to the number of options to be accepted for exchange and the number of New RSUs to be granted, and any questions as to form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by Cardinal Health. Cardinal Health reserves the right to waive any of the conditions of the Offer and any defect or irregularity in any election to exchange options, and Cardinal Health’s interpretation of the terms of the Offer (including these instructions) will be given the maximum deference permitted by law. Neither Cardinal Health nor any other person is or will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.

9. Additional Documents to Read. You should be sure to read the Offer to Exchange, this Election Form, the Cardinal Health, Inc. Restricted Share Units Agreement for Awardees Working in France (Under the Cardinal Health, Inc. Stock Option Exchange Program) and the materials containing tax and social insurance information and the new restricted share unit terms before deciding to participate in the Offer.

10. Important Tax Information. You should consult your own tax advisor and refer to Section III.8 of the Offer to Exchange, which contains important tax information. You should refer to the exhibits to the Schedule TO that we filed with the U.S. Securities and Exchange Commission for a discussion of the tax consequences and/or social insurance contributions which may apply to you.

11. Governing Law and Documents. The Election Form is governed by, and subject to, United States federal law and Ohio state law, as well as the terms and conditions set forth in the Offer to Exchange. For purposes of litigating any dispute that arises under the Election Form, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Ohio and agree that such litigation shall be conducted in the courts of the State of Ohio, or the federal courts for the United States for the Southern District of Ohio, where this Offer is made and/or to be performed. Cardinal Health will determine, in its discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options and any elections. Cardinal Health’s determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.